Exhibit 10.23

FIRST AMENDMENT TO THE
CYBERONICS, INC. 1998 STOCK OPTION PLAN

     WHEREAS, there is reserved to the Board of Directors (“Board”) of Cyberonics, Inc. in Section 14 of the Cyberonics, Inc. 1998 Stock Option Plan (the “Plan”) the right to amend the Plan, subject to certain restrictions set forth therein; and

     WHEREAS, the Board deems it advisable to amend the Plan in the manner hereafter set forth;

     NOW, THEREFORE, Section 9(a) of the Plan is hereby amended effective as of March 21, 2001, to read as follows:

     Without stockholder approval, (i) no Option shall be granted with an exercise price per share that is less than 100% of the Fair Market Value of a Share on the date of grant and (ii) neither the Company, the Board nor the Committee shall institute the Option Exchange Program or reduce the exercise price of any outstanding Option; however, this provision shall not prevent adjustments pursuant to Section 12(a).

     Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, take and construed as one and the same instrument.